Exhibit 99.1

Receptos Reports Positive Phase 2 Results for RPC1063 in Relapsing Multiple Sclerosis

– Study met primary efficacy endpoint with statistical significance after 24 weeks of treatment –

– Safety data are supportive of differentiated product profile –

– Investor conference call and webcast today at 5:00 p.m. EDT (2:00 p.m. PDT) –

San Diego, CA, June 9, 2014 — Receptos, Inc. (Nasdaq: RCPT) today announced that the Phase 2 portion of the RADIANCE trial of its selective S1P1 receptor modulator, RPC1063, in relapsing multiple sclerosis (RMS) met the primary endpoint, reduction in MRI brain lesion activity. The overall safety profile of RPC1063 was consistent with the results of prior trials, and continues to support the differentiation of the drug candidate against other oral agents for treatment of RMS on the market or in clinical development.

The randomized, double-blind study assessed the efficacy, safety and tolerability of two orally administered doses (0.5mg and 1.0mg) of RPC1063 against placebo in 258 patients with RMS across 77 sites in 13 countries. The primary endpoint of the trial was the reduction in the cumulative number of total gadolinium-enhancing (GdE) lesions determined by MRI from week 12 to week 24 of study treatment, a standard endpoint for Phase 2 trials in this indication. Patients on RPC1063 experienced a statistically significant reduction in GdE lesions of 86% at both 0.5mg and 1.0mg compared to patients on placebo (p-values <0.0001 for each dose group compared to placebo). Secondary endpoints measuring effects on other MRI parameters were also positive and statistically significant (p<0.0001 for each dose group compared to placebo). Although this Phase 2 portion of the trial was not powered to detect a statistically significant difference between RPC1063 treatment arms and placebo on annualized relapse rate (ARR), there was a favorable trend for both RPC1063 dose groups. The detailed results of the Phase 2 portion of the RADIANCE trial are expected to be presented at a major scientific meeting in coming months.

Safety and tolerability data from the trial provide support for a differentiated, potential best-in-class profile. The overall adverse event profile appeared relatively similar between the RPC1063 dose groups and placebo with no concerning safety signals for patients receiving RPC1063. First dose changes in heart rate in patients receiving RPC1063 were generally modest (maximum mean reduction <2 beats per minute compared to baseline) with no patients dropping below 45 beats per minute during the first six hours after administration, which is consistent with the findings of the Company’s earlier thorough QT study. Rates of liver transaminase elevations observed in patients receiving RPC1063 were low relative to agents with similar mechanisms of action on the market or in clinical development, and supportive of a favorable hepatic safety profile.

“The results of this trial demonstrated a significant treatment effect of RPC1063 at both doses, consistent with other molecules in the class,” said Jeffrey Cohen, M.D., Principal Investigator of the RADIANCE trial and director of the Cleveland Clinic’s Mellen Center for Multiple Sclerosis Treatment and Research. “The results also showed a favorable overall safety profile, particularly in the critical areas of cardiovascular and hepatic side effects. The ongoing Phase 3 trial has been designed to confirm and extend these results.”

Receptos initiated the Phase 3 portion of the RADIANCE trial under a Special Protocol Assessment (SPA) with the FDA in December 2013. The Phase 3 portion of the trial, which is currently enrolling patients, is a randomized, double-blind study designed to compare 0.5 mg and 1.0 mg of RPC1063 against interferon beta-1a (Avonex®) in 1,200 patients with RMS.

“The positive results of the Phase 2 portion of RADIANCE exceeded our expectations with respect to the differentiation thesis for RPC1063,” said Faheem Hasnain, President and Chief Executive Officer of Receptos. “Based on our analysis of the Phase 2 dataset, we believe that RPC1063 has the opportunity to be the best-in-class S1P receptor modulator. Our Phase 3 program is now well underway, positioning the program as the most advanced S1P receptor modulator in development for relapsing multiple sclerosis. In addition, we believe that RPC1063 may have promise in other therapeutic areas, and we continue to look forward to the results of TOUCHSTONE, our Phase 2 trial of RPC1063 in ulcerative colitis, in the fourth quarter of 2014.”

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) The Receptos management team will host a teleconference and webcast to discuss the information in this press release. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), conference ID 58382320. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 58382320.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “may,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as RPC1063 constitute forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation consistency of trial results to date with further trial results, the Company’s ability to adequately and timely recruit and enroll patients in its clinical trials, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@Receptos.com

Andrew McDonald

LifeSci Advisors, LLC

(646) 597-6987

andrew@lifesciadvisors.com